Exhibit 5
RAICE PAYKIN & KRIEG LLP
ATTORNEYS AT LAW
185 MADISON AVENUE, 10TH FLOOR
NEW YORK, NEW YORK 10016
_______________________________________
(212) 725-4423 • FAX (212) 684-9022

PINCHUS D. RAICE • •	DAVID J. WOLKENSTEIN •
JOSEPH N. PAYKIN Δ	ROBERT M. STECKMAN •
CHARLES D. KRIEG •	BENJAMIN SUESS *
DAVID C. THOMAS •	AARON WARD *
JAMES KLATSKY •

OF COUNSEL	••	ADMITTED IN NY AND NJ
JOHN M. TANENBAUM +	•	ADMITTED IN NY
	Δ	ADMITTED IN NY AND FL
	+	ADMITTED IN NY, CT AND DC

August 12, 2002

VirTra Systems, Inc.
440 North Center
Arlington, TX 76011

Re: VirTra Systems, Inc.- Registration Statement on Form SB-2 (the "Registration Statement")

Gentlemen:

We are are acting as counsel for VirTra Systems, Inc., a Texas corporation (the "Company"), in connection with the proposed issuance and sale pursuant to the Registration Statement of (i) up to 12,500,000 shares of Common Stock, $.005 par value, of the Company, to be issued pursuant to an Investment Agreement dated July 11, 2002 (the "Investment Agreement"), (ii) up to 6,000,000 shares of such Common Stock upon conversion of $450,000 in principal amount of convertible subordinated debentures (the "Debentures"), (iii) up to 500,000 shares of such Common Stock which may be issued upon exercise of warrants held by Dutchess Private Equities Fund, L.P. (the "Dutchess Warrants") and (iv) up to 495,000 shares issuable upon conversion of warrants previously issued to Swartz Private Equity LLP (the "Swartz Warrants"). The shares to be so issued are referred to in this letter as the "Shares".

We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

Based on the foregoing, we are of the opinion that, upon issuance and delivery in accordance with the Investment Agreement, the Debentures, the Dutchess Warrants and the Swartz Warrants, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion is limited in all cases to matters arising under the Business Corporation Act of the State of Texas. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities
Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Raice Paykin & Krieg LLP

By: ______________________________